Jefferson Worldwide Group, Ltd.
1801 North Flagler Dr., Suite 437, West Palm Beach, FL. 33407
Telephone/Fax: 561-820-1600 - Email: ncoolidge@hotmail.com

Mr. Thomas H. Ross, President and CEO,
Sovereign Emerging Biomedical Fund, Inc.
205 Worth Avenue, Palm Beach, FL, 33480
November 23, 2008
Dear Mr. Ross,

 1) Retention.  This letter agreement (the “Agreement”) confirms that Sovereign Emerging Biomedical Fund, Inc. (the “Company”), for adequate and valid consideration, the receipt of which is hereby acknowledged, has engaged Jefferson Worldwide Group Ltd.  (“IB”) to act as financial advisor and investment banker to the Company in connection with the structuring, issuance and sale of equity and/or debt (the “Securities”) of the Company, as set forth in this agreement It is presently planned that the Company will seek, using the services of IB, underwriters or dealers (collectively, the “Underwriters’) to purchase and sell in an underwritten and/or best efforts public offering, and/or a private placement (the “Offering”) approximately $200 million dollars of the Company’s common stock, or such other amount as the Company may determine (the “Transaction”).  IB will not be one of the Underwriters but will endeavor to help the Company find, negotiate and close with appropriate Underwriters. IB gives no assurance to the Company that IB’s efforts in this respect will be successful.

 2) Information as to the Company.  In connection with IB’s activities hereunder, the Company will furnish IB with all materials and information regarding the business and financial condition of the Company that the Company believes are relevant to the Transaction or which IB reasonably requests (all such information so furnished being the “Information”), together with a draft of the registration statement to be used to register the Securities with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) and the Investment Company Act of 1940, as well as relevant State securities laws, and all related documents, including a confidential memorandum to underwriters and dealers summarizing the Transaction (collectively, the “Offering Materials” ). The Company recognizes and confirms that IB (a) will use and rely solely on the Information, the Offering Materials and on information available from generally recognized public sources without having independently verified the same; (b) is authorized to transmit to any prospective participant in the Transaction a copy or copies of the Offering Materials as well as the forms of underwriting or dealer agreements, and any other legal documentation considered necessary or advisable in connection with the Transaction, all of which will be prepared or approved by the Company; and (c) does not and will not assume responsibility for the accuracy or completeness of the Information, the Offering Materials or such other information and documents.

 3) Accuracy of Offering Materials.  The Company agrees that neither the Information nor the Offering Materials will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company shall advise IB promptly of the occurrence of any event or any other change prior to the closing of the Transaction which could reasonably be expected to result in the Information or the Offering Materials containing any untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

 4) Use of Name and Advice.  The Company agrees that any reference to IB in any release, communication, or other material is subject to IB’s prior written approval, which may be given or withheld in its sole discretion, which will expire immediately upon IB’s  resignation or the termination of this Agreement.  .

                  5) Compensation and Indemnity.  In payment for services rendered and to be rendered hereunder by IB, the Company will either itself pay, or cause the Underwriters to pay, IB at the closing of the Transaction, whether or not the offering is underwritten, a fee equal to 1% of the gross sales price of the Securities sold at that closing, without deduction or offset of any kind, for expenses or otherwise, regardless of whether or not IB located the underwriters or the purchasers. In addition, the Company will reimburse (or pay) IB’s reasonable expenses of travel and lodging in connection with this engagement, where such travel is approved by the Company in advance. IB may resign at any time and the Company may terminate IB’s services for cause at any time, each by giving prior written notice to the other.  If this Agreement expires because the Company terminates IB’s services for any reason, and subsequently, within one year of the date of such termination, the Transaction (in the same or similar form) closes, IB shall be entitled to receive at such closing the full compensation provided for in this Section 5.  If IB’s services hereunder are terminated by the Company, or this Agreement expires, and the Company completes a transaction similar to the Transaction contemplated herein within one year of such termination or expiration, then the Company shall pay to IB concurrently with the closing of such transaction the fees outlined in this Section 5. In addition, the Company has engaged IB to arrange financing in amounts and types to be determined, to be taken down prior to the closing of the Transaction. If IB is instrumental in arranging any such financing, IB shall be entitled to a fee from the Company at each closing equal to 5% of the amount taken down. All amounts payable to IB pursuant to this Section 5 shall be payable via wire transfer to an account designated by IB.  No fee paid or payable to IB shall be credited against any other fee paid or payable to IB. Since IB will be acting on behalf of the Company as set forth in this Agreement, and as an integral part of the consideration of the services to be rendered hereunder, the Company shall indemnify IB and certain other Indemnified Persons (as defined in Schedule A hereto) in accordance with Schedule A.  The Company shall not initiate any action or proceeding against IB or any other Indemnified Person in connection with this engagement or the Transaction unless such action or proceeding is based solely upon the gross negligence or willful misconduct of IB or any such Indemnified Person.  IB and the Indemnified Persons shall not be deemed agents or fiduciaries of the Company, and IB will not have the authority to legally bind the Company.  IB will not make an appraisal or valuation of any assets or liabilities of the Company in connection with its services hereunder.

 6) Conditions.  It is understood that the execution of this Agreement shall not be deemed or construed as to obligate IB to purchase or to place any of the Securities

 7) Survival of Certain Provisions.  The indemnity and contribution agreements contained in Schedule A to this Agreement and Sections 2-6, 11-16 and this Section 7 of this Agreement shall remain operative and in full force and effect regardless of the completion of the Transaction, (c) the resignation of IB or any termination of IB’s services or (d) any amendment, expiration or termination of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of IB and the Indemnified Persons.

 8) Notices.  Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) if to the Company, at the address set forth above, and (b) if to IB, at the offices of IB at Suite 437, 1801 North Flagler Drive, West Palm Beach, FL 33407.

 9) Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

 10) Assignment.  This Agreement may not be assigned by either party hereto without the prior written consent of the other, to be given in the sole discretion of the party from whom such consent is being requested.  Any attempted assignment of this Agreement made without such consent shall be void and of no effect, at the option of the non-assigning party.

 11) Third Party Beneficiaries.  This Agreement has been and is made solely for the benefit of the Company, IB and the other Indemnified Persons referred to in Schedule A hereof and their respective successors, permitted assigns, heirs and personal representatives, and no other person shall acquire or have any right under or by virtue of this Agreement.

 12) Arbitration. The parties agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, any alleged breach of this Agreement or the engagement contemplated hereby (any of the foregoing, a “Claim”) shall be submitted to JAMS/ENDISPUTE, or its successor, in Miami, Florida (or, if it has no office there at the time, in Atlanta, Georgia), for mediation; and if the matter is not resolved through mediation, then it shall be submitted for final and binding arbitration in front of a panel of three arbitrators with JAMS/ENDISPUTE under the JAMS/ENDISPUTE Comprehensive Arbitration Rules and Procedures (with each of IB and the Company choosing one arbitrator, and the chosen arbitrators choosing the third arbitrator).  The arbitrators shall, in their award, allocate all of the costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail.  The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1–16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The Company and IB agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the State of Florida in connection with any action brought to enforce an award in arbitration.

  13) Headings.  The section headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

 14) Amendment; Waiver.  This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.  No waiver by either party of any breach of any provision of this Agreement shall be deemed a waiver of any similar or any other provision of this Agreement at the same or any prior or subsequent time.  To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Agreement and the provision being waived.

 15) Term.  Except as provided herein, this Agreement shall run from the date of this letter to the end of four years thereafter, unless extended by mutual consent of the parties (the “Term”).

                      Please sign and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and IB as of the date first above written.

Sincerely,

                                                                          JEFFERSON WORLDWIDE GROUP, LTD.

By	/s/ Nicholas J. Coolidge

Name: Nicholas J. Coolidge

Title: President

Accepted and Agreed:

SOVEREIGN EMERGING BIOMEDICAL FUND, INC.

By

Name: Thomas H. Ross

Title: President and CEO
                           SCHEDULE  A

Reference is hereby made to the engagement letter to which this Schedule A is attached between IB and the Company (as it may be amended from time to time in accordance with the terms thereof), (the “Agreement”).  Unless otherwise noted, all capitalized terms used herein shall have the meanings set forth in the Agreement.

Since IB will be acting on behalf of the Company in connection with the transactions contemplated by the Agreement, and as part of the consideration for the agreement of IB to furnish its services pursuant to such Agreement, the Company agrees to indemnify and hold harmless IB and its officers and directors, as well as its counsel and employees (IB and each such other persons being referred to as an “Indemnified Person”), to the fullest extent lawful, from and against all claims, liabilities, losses, damages and expenses (or actions or threatened actions in respect thereof), as incurred, related to or arising out of or in connection with actions taken or omitted to be taken by the Company, its affiliates, its employees or its agents,) pursuant to the terms of, or in connection with services rendered pursuant to, the Agreement or any Transaction or proposed transaction contemplated thereby, or such person’s role in connection therewith, provided, however, that the Company shall not be responsible for any losses, claims, damages, liabilities or expenses of any Indemnified Person to the extent, and only to the extent, that it is finally judicially determined that they are due solely to such Indemnified Person’s gross negligence or willful misconduct, and/or (iii) any untrue statement or alleged untrue statement of a material fact contained in any of the Information or the Offering Materials, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatend action, claim, suit or proceeding in which any Indemnified Person is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Person hereunder (whether or not such Indemnified Person is a party thereto), unless such Indemnified Person has given its prior written consent or the settlement, compromise, consent or termination includes an express unconditional release of such Indemnified Person, satisfactory in form and substance to such Indemnified Person, from all losses, claims, damages or liabilities arising out of such action, claim, suit or proceeding.

              In addition, the Company agrees to reimburse the Indemnified Persons for all expenses (including, without limitation, fees and expenses of counsel) as they are incurred in connection with investigating, preparing, defending or settling any action or claim for which indemnification or contribution may be sought by the Indemnified Person, whether or not in connection with litigation in which any Indemnified Person is a named party.  If any of IB’s personnel appears as witnesses, are deposed or are otherwise involved in the defense of any action against IB, the Company or the Company’s officers, managers or directors, the Company will pay IB (i) with respect to each day that one of IB’ professional personnel appears as a witness or is deposed and/or (ii) with respect to each day that one of IB’ professional personnel is involved in the preparation therefore, (a) a fee normal in the industry for each such person with respect to each appearance as a witness or for a deposition and (b) at a rate per hour normal in the industry for each hour of preparation of each such person for any such appearance; and the Company will reimburse IB for all reasonable expenses incurred by IB by reason of any of its personnel being involved, or likely to be involved, in any such action.

The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Company may have to any Indemnified Person at common law or otherwise, (ii) shall survive the expiration of the Term, (iii) shall apply to any modification of IB’s engagement and shall remain in full force and effect following the completion or termination of the Agreement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of IB or any other Indemnified Person and (v) shall be binding on any successor or assign of the Company and successors or assigns to the Company’s business and assets. If the Company enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities, the Company shall provide for the assumption of its obligations under this Agreement by another party satisfactory to IB.